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                                                                     EXHIBIT 3.5


                           MINUTES OF SPECIAL MEETING
                             OF BOARD OF DIRECTORS
                                       OF
                            GLOBAL PRODUCTIONS, INC.


     Pursuant to notice duly given, a special meeting of the Board of Directors of Global Productions, Inc. was held on the 4th day of August, 1999 at 11:00 AM at 17440 Dallas Parkway, Suite 100, Dallas, TX 75287.

     The meeting was called to order by David R. Kane, Chairman and CEO of the company who served as chairman of the meeting.

     The following directors were present in person or by conference call:
Robert Vaughan, Ivan Webb, Timothy Buzzelli, James W. Tolbert, and Bill Miertschin.

     The reading of the minutes of the previous meeting of the Board of Directors was suspended by unanimous vote.

     By unanimous vote, the following actions were taken by the directors:

     The Board accepted the resignations of David Kane and Charles Cook, as directors and officers.

     The following slate of officers was elected to serve until the annual meeting of the corporation:

          President -             Timothy J. Buzzelli
          Vice President -        James W. Tolbert
          Secretary-Treasurer -   Robert R. Vaughan

     Acting upon specific authority granted by the shareholders at the Annual Meeting of December 31, 1998, the board changed the name of the company to NorthStar Network, Inc.; approved an acquisition proposal submitted by management whereby the company acquired certain assets enabling the company to engage in the business of a nationwide Internet service provider with related support divisions; implemented a 1 share for 3 share reverse split; and instructed the company's management, attorney, and its transfer agent, Interwest Transfer Co., to take all necessary steps to reflect these actions, including securing a new CUSIP number, new trading symbol, and new stock certificates.
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     There being no further business to come before the meeting, upon motion duly made, seconded and unanimously approved, it was adjourned.




                                   ------------------------------------------
                                   Robert Vaughan
                                   Secretary

Attest:



------------------------------
Tim Buzzelli
President